EXHIBIT 99.1

For Further Information Contact: Bioject Medical Technologies Inc. Jerald S. Cobbs Chairman, Interim President and CEO 503-692-8001 ext. 4161	Christine M. Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS DECEMBER 31, 2006 FINANCIAL RESULTS
Company Announces Restructuring to Reduce Spending for 2007 and Beyond

PORTLAND, OR — March 27, 2007 — Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the year and quarter-ended December 31, 2006.

For the year-ended December 31, 2006, Bioject reported revenues of $10.8 million compared to revenues of $12.3 million in 2005. Product sales of $8.1 million in 2006 represented a decrease of 29% from 2005 levels.  This decrease was primarily due to decreased sales of Vetjet™ product to Merial and lower sales to Serono.  The Company reported operating and net losses of $6.4 million and $7.3 million, respectively, in 2006 compared to operating and net losses of $6.1 million and $6.6 million, respectively, for 2005. The 2006 operating loss of $6.4 million included $2.0 million in non-cash charges, comprised of $1.0 million for the write-off of assets, $0.6 million in stock option and restricted stock expense and $0.4 million charges in acceleration of vesting of restricted stock. Other net expenses in 2006 included a non-cash charge of $0.9 million related to the beneficial conversion of debt and the accretion of the convertible debt.  This amount was offset by a $1.1 million gain for the change in the fair value of the derivative liabilities related to the financings the Company completed in the second quarter of 2006. Net cash used in operating activities in 2006 was $3.4 million compared to $3.7 million in 2005.  Cash and cash equivalents and short-term marketable securities at December 31, 2006 were $3.7 million.

Basic and diluted net loss per share for the year ended December 31, 2006 was $0.51 per share on 14.3 million weighted average shares outstanding compared to a net loss of $0.48 per share on 13.8 million weighted average shares outstanding for 2005.

For the quarter ended December 31, 2006, Bioject reported revenues of $3.3 million, compared to revenues of $2.1 million in the comparable year-ago quarter, a 57% increase. Product sales were $2.2 million compared to fourth quarter 2005 product sales of $2.0 million. Fourth quarter 2006 license and development fees were $1.1 million compared to $87,000 for the fourth quarter of 2005.  The Company reported quarterly operating and net losses of $889,000 and $1.2 million, respectively, in the fourth quarter of 2006 compared to operating and net losses of $2.0 million and $2.1 million, respectively, in the comparable year-ago period.

Basic and diluted net loss per share for the quarter ended December 31, 2006 was $0.08 per share on 14.4 million weighted average shares outstanding compared to a net loss of $0.15 per share on 13.9 million weighted average shares outstanding for the same period last year.

“In 2006, our loss from operations remained relatively constant compared to 2005, despite lower revenues, which reflects our continued efforts to reduce expenses,” said Mr. Jerald S. Cobbs, Chairman and Interim President and CEO.  “In addition, in 2006, we signed and completed several agreements with Merial, signed a further agreement with our European biotech partner and received a Small Business Innovative Research (“SBIR”) contract from the Centers for Disease Control and Prevention (“CDC”).”

Key 2006 Events

•                        Completed a $4.5 million equity financing with Sanders Morris Harris and a $1.25 million debt financing with Partners for Growth.

•                        Signed additional development and supply agreement with Merial for delivery of one of its proprietary vaccines with a modified Vitajet™ 3 for use in the companion animal market.

•                        Signed SBIR contract with CDC for further development of a global immunization device.

•                        Technology presented at two conferences showing improved immunogenicity of cancer and AIDS vaccines when used with the Biojector® 2000.

•                        Reported delay by Roche and Trimeris in submission to the FDA for approval of Fuzeon® with the B2000.

•                        Signed further development agreement with European biotech partner for novel gas powered device.

•                        Announced the retirement of Jim O’Shea, President and CEO, effective at year-end.

•                        Completed additional $2.5 million debt financing with Partners for Growth.

The Company’s independent registered public accounting firm’s report on the Company’s financial statements for the fiscal year ended December 31, 2006 will include an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The Company has restructured the corporate organization and has created an executive committee consisting of Dr. Richard Stout, Executive Vice President and Chief Medical Officer, and Christine Farrell, Vice President of Finance, which reports to Mr. Cobbs, Chairman and  Interim President and CEO.  In connection with the restructuring, on March 23, 2007, the Board of Directors authorized the elimination of 14 positions to reduce expenses and streamline operations. Subject to finalizing severance arrangements, the Company anticipates recognizing a charge of $651,000 in the first quarter of 2007 related to these actions. Of the $651,000, $484,000 is expected to be cash severance and related charges and $167,000 is expected to be a non-cash charge for the acceleration of vesting of restricted stock awards. The Company anticipates cost savings of approximately $1.3 million in 2007 and approximately $1.9 million in 2008.

“In 2007, we will continue to focus our efforts on our current strategic programs and signing agreements with new partners that leverage our technology and provide funding for any initiatives.  We believe that the current reductions will streamline operations and narrow our loss in the future, said Mr. Cobbs.  “The steps that have been taken will allow the Company to move toward profitability.”

2007 Key Initiatives

•                        Sign agreements with strategic partners.

•                        Sign additional clinical collaborations.

•                        Complete key programs optimizing the Bioject needle-free platform.

•                        Reduce operating loss by reducing expenditures and increasing efficiencies.

The Company will conduct a conference call to review fourth-quarter and year end results for the twelve months ended December 31, 2006 on Wednesday, March 28, 2007 at 10:00 a.m. Eastern Standard Time. The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Tualatin, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to reduction of operating losses, reducing expenditures and increasing efficiencies, restructuring charges and cost savings, and new or additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™  SeroJet™, Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, , and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s  business.  Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s  business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.
Condensed Consolidated Statements of Operations  (Unaudited)
(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
RESULTS OF OPERATIONS:

Revenue
Net sales of products	$2,217	$2,048	$8,089	$11,343
Licensing/technology fees	1,120	87	2,706	945
	3,337	2,135	10,795	12,288
Expenses
Manufacturing	1,779	2,074	7,869	9,096
Research and development	1,063	1,005	4,493	4,922
Selling, general and administrative	1,384	1,058	4,842	4,389
Total operating expenses	4,226	4,137	17,204	18,407

Operating loss	(889)	(2,002)	(6,409)	(6,119)
Other income (expense), net	(178)	(123)	(588)	(470)
Preferred stock dividend	(94)	—	(226)	—
Beneficial conversion on preferred stock	—	—	(109)	—
Net loss allocable to common shareholders	$(1,161)	$(2,125)	$(7,332)	$(6,589)

Basic and diluted net loss per common share	$(0.08)	$(0.15)	$(0.51)	$(0.48)

Shares used in per share calculations	14,448,083	13,915,381	14,276,331	13,825,294

-more-

Bioject Medical Technologies Inc.
Condensed Consolidated Balance Sheet Data  (Unaudited)
(In thousands)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$1,978	$1,046
Marketable securities	1,675	1,500
Accounts receivable	1,324	2,390
Inventories	1,058	1,498
Assets held for sale	—	1,104
Other	320	426
	6,355	7,964

Property and equipment, net	2,984	4,559
Goodwill	94	94
Other assets, net	1,191	1,329

Total assets	$10,624	$13,946

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term note payable	$839	$961
Current portion of long-term debt	333	1,083
Accounts payable and accrued liabilities	2,626	1,866
Deferred revenue	1,167	1,908
	4,965	5,818
Long term liabilities:
Long-term lease payable	358	350
Long-term debt	167	917
Deferred revenue	52	318

Shareholders’ equity:
Preferred stock	6,801	1,879
Common stock	111,653	110,704
Accumulated deficit	(113,372)	(106,040)
	5,082	6,543

Total liabilities and shareholders’ equity	$10,624	$13,946